Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income per Common and Common Share Equivalents

For the Nine Months and Three Months Ended September 30, 2007 and 2006

(in thousands of U.S. dollars or shares, except per share amounts)

	For the Nine months ended September 30, 2007			For the Nine months ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$537,209			$506,614
Less: preferred dividends	25,894			25,894

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$511,315	56,512.7	$9.05	$480,720	56,769.9	$8.47
Effect of dilutive securities:
Stock options and other		1,376.1			916.2

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$511,315	57,888.8	$8.83	$480,720	57,686.1	$8.33

	For the Three Months Ended September 30, 2007			For the Three Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$262,921			$235,841
Less: preferred dividends	8,631			8,631

Net income available to common shareholders/Weighted average number of common shares outstanding/Basic net income per share	$254,290	55,906.6	$4.55	$227,210	56,811.7	$4.00
Effect of dilutive securities:
Stock options and other		1,422.6			988.9

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$254,290	57,329.2	$4.44	$227,210	57,800.6	$3.93